Exhibit 10.74

ADDITIONAL SPACE, LEASE EXTENSION AND

FIRST LEASE MODIFICATION AGREEMENT

AGREEMENT dated as of the 23 day of May, 2007 between 410 PARK AVENUE ASSOCIATES. L.P., a New York limited partnership, having an office at 410 Park Avenue, 20th Floor, New York, New York (hereinafter called “Owner”), and CAPITAL TRUST. INC., a New York corporation, having an office at 410 Park Avenue, New York, New York (hereinafter called “Tenant”).

WITNESSETH:

WHEREAS:

1.            Owner and Tenant executed that certain lease dated as of May 3, 2000 (the “Lease”) covering the entire fourteenth (14th) floor (the “Original Premises”) in the building known as 410 Park Avenue, New York, New York (the “Building”) for a term to expire on June 30, 2008 (the “Expiration Date”); and

2.            Owner and Tenant now desire to amend the Lease by adding other space in the Building to the Original Premises, by extending the term of the Lease, and in certain other respects as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

FIRST:                    Owner hereby leases to Tenant and Tenant hereby hires from Owner, a portion of the fifteenth (15th) floor of the Building presently designated as Suite 1510, as shown on the rental plan annexed hereto and made a part hereof as Exhibit A (the “Additional Space”) which the parties agree, contain, without representation, 3,300 rentable square feet. The term of the Lease applicable to the Additional Space (the “Additional Space Term”) shall commence on the date possession of the Additional Space is delivered to Tenant in the condition required under this Agreement (the “Additional Space Commencement Date”) and shall end on October 31, 2018 (the “Extended Term Expiration Date”).

SECOND:              Effective from and after the Additional Space Commencement Date, the Lease shall be amended as follows:

(a)            The “Demised Premises” shall be deemed to include the Additional Space and the Original Premises for all purposes under the Lease, except as hereinafter expressly provided;

(b)            The date set forth in the Lease as the Expiration Date is hereby amended so that the term (with respect to the entire Demised Premises i.e. the Original Premises and the Additional Space) shall be extended to, and the Lease shall expire on October 31, 2018, or such earlier date upon which said term may expire or be terminated pursuant to any conditions of limitation or other provisions of the Lease or pursuant to law (hereinafter called the “New Expiration Date”);

(c)            With respect to the Additional Space only, the Basic Annual Rent shall be payable at the annual rates of THREE HUNDRED SIX THOUSAND NINE HUNDRED AND 00/100 DOLLARS ($306,900.00) per annum ($25,575.00 per month) for the first sixty seven (67) months of the Additional Space Term and THREE HUNDRED TWENTY THREE THOUSAND FOUR HUNDRED AND 00/100 ($323,400.00) DOLLARS per annum ($26,950.00 per month) for the balance of the Additional Space Term. All Basic Annual Rent set forth above includes the present ERIF (as defined in Subdivision (i) of this Article SECOND) of $9,900.00 per annum, subject to adjustment as therein provided;

(d)            With respect to the Additional Space only, the term “Base Wage Rate” (as defined in subdivision (g) of Article 1B(i) of the Lease) shall mean the Wage Rate in effect as of December 31, 2007;

(e)            With respect to the Additional Space only, the term “Base Tax Year” (as defined in subdivision (d) of Article 1B(i) of the Lease) shall mean the amount determined by adding the Taxes imposed during the Tax Years ending June 30, 2007 and June 30, 2008 respectively, and dividing by the number two (2);

(f)             With respect to the Additional Space only, the term “Tenant’s Percentage” (as defined in subdivision (a) of Article 1B of the Lease) shall mean “1.78%”;

(g)            With respect to the Additional Space only, the term “Multiplication Factor” as defined in subdivision (j) of Article 1B(i) of the Lease shall mean 3,300;

(h)            There shall be added after second (2nd) sentence of Article 3A(i) the following text: “Furthermore, Tenant shall use Owner’s designated Building expediter Mr. Robert R. Bisaccia Inc. for all architectural services related to Building department filings,” with the fees of said designated expediter being industry competitive;

(i)             Article 12 of the Lease shall be deleted and a new Article 12 inserted in lieu thereof as follows:

“Article 12.         A. Direct Meter to Original Premises: With respect to the Original Premises only, Tenant shall make all arrangements with the public utility company servicing the Building (the “Utility”) for obtaining electricity directly from the Utility. Tenant shall be responsible to the Utility for the payment of all charges for electricity consumed by Tenant in the Original Premises. All meters, panel boards, wiring and other equipment which may be required to obtain electricity from the Utility which have been or may hereafter be installed and shall be maintained by Tenant at its expense. All electric current used in the operation of the heating, ventilation and air-conditioning throughout the Original Premises (including fans and motors) shall be the obligation of Tenant.

Unless due to the negligent acts, omissions of Owner or Owner’s agents or the intentional misconduct of Owner or its Owner’s agents and/or any breach of any obligation of Owner under the Lease, interruption or curtailment of such service shall not constitute a constructive or partial eviction nor entitle Tenant to any compensation or abatement of rent.  Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the existing feeders to the building or of the risers or wiring installation. Tenant shall make no alteration or additions to the electrical equipment without the prior written consent of Owner.

Owner represents to Tenant that there will be at all times during the term of this Lease at least five (5) watts connected load per useable square foot of electric power available to service the Original Premises (exclusive of electric current required for HVAC) provided, however, if Tenant demonstrates to Owner’s reasonable satisfaction, that Tenant requires additional capacity in connection with its operations at the Original Premises, then, one (1) additional watt of connected load per square foot of electric power will be made available to the Original Premises.

B.            Rent Inclusion to the Additional Space:  With respect to the Additional Space only, if and so long as Owner shall furnish to Tenant the electric energy which Tenant requires in the Additional Space on a “rent inclusion” basis pursuant to the terms hereof, the electric energy shall be provided through the presently installed electrical facilities, for Tenant’s reasonable use in the Additional Space for lighting, light office equipment and the usual normal office business machines, including PC’s and Xerox or other copying machines. Subject to the following provisions of this Article 12, there shall be no charge to Tenant therefor by way of measuring the same on any meter or otherwise, electric current being included as an additional service in the Basic Annual Rent payable hereunder. Owner shall not except due to the negligent acts or omissions of Owner, in anywise be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements.

Owner represents to Tenant that there will be at all times during the term of this Lease at least five (5) watts connected load per useable square foot of electric power available to service the Additional Space (exclusive of electric current required for HVAC) provided, however, if Tenant demonstrates to Owner’s reasonable satisfaction, that Tenant requires additional capacity in connection with its operations at the Additional Space, then one (1) additional watt of connected load per square foot of electric power will be made available to the Additional Space.

Tenant acknowledges and agrees (i) that the Basic Annual Rent payable with respect to the Additional Space only, includes a present Electricity Rent Inclusion Factor (as hereinafter defined), of $3.00 per square foot to compensate Owner for the electrical wiring and other installations necessary for, and for its obtaining and redistribution of, electric current as an additional service; and (ii) that said Electricity Rent Inclusion Factor (hereinafter called “ERIF”), which shall be subject to periodic adjustments as herein provided, has been partially based upon Tenant’s estimated connected electrical load and hours of use thereof for ordinary lighting and light office equipment, during ordinary business hours. The “Electricity Rent Inclusion Factor ” shall mean the amount determined by applying the estimated connected electrical load and usage thereof in the Additional Space (as determined by the electrical consultant as hereinafter provided) to the rate charged for such load and usage in the service classification in effect on the Additional Space Commencement Date pursuant to which Owner then purchased electric current for the entire Building from the public utility corporation. If the cost to Owner of electricity shall have been, or shall be, increased subsequent to the Additional Space Commencement Date, by change in Owner’s electric rates, charges, fuel adjustment, or service classifications, or by taxes or charges of any kind imposed thereon, or for any other such reason, then the aforesaid ERIF portion of the Basic Annual Rent payable with respect to the Additional Space only shall be increased in the same percentage.

Any such percentage increase in Owner’s cost due to change in Owner’s electric rates, charges, etc., shall be computed by the application of the average consumption (energy and demand) of electricity for the entire building for the twelve (12) full months immediately prior to the rate change, other change in cost, or any changed methods of or rules on billing for same, on a consistent basis to the new rate and/or service classifications and to the immediately prior existing rate and/or service classifications. If the average consumption of electricity for the entire building for said prior twelve (12) full months cannot reasonably be applied and used with respect to changed methods of or rules on billing, then the percentage increase shall be computed by the use of the average consumption (energy and demand) for the entire building for the first three (3) months under such changed methods of or rules on billing, projected to a full twelve (12) months; and that same consumption, so projected, shall be applied to the rate and/or service classifications which existed immediately prior to the changed methods of or rules on billing. The parties acknowledge that they understand that it is anticipated that existing electric rates, charges, etc., may be changed by virtue of time-of-day rates or other methods of billing, and that the foregoing reference to changes in methods of or rules on billing is intended to include any such change. The parties agree that a reputable, independent and impartial electrical consultant with substantial experience in the Borough of Manhattan in conducting electrical surveys and otherwise reasonably selected by Owner (“Owner’s electrical consultant”) shall determine the percentage for the changes in the ERIF based on changes in Owner’s electric rates, charges, etc. Further, the parties agree that Owner’s electrical consultant may from time to time make or at any time for any reason conduct surveys in the Additional Space covering the electrical equipment and fixtures and use of current therein, and the connected electrical load and usage portion of the ERIF shall be changed in accordance with such survey, and the ERIF automatically redetermined, accordingly, by Owner’s electrical consultant provided, however, any such entry into the Additional Space by Owner’s electrical consultant shall be on at least five (5) days prior written notice to Tenant from Owner and during hours reasonably acceptable to Tenant, and provided, further, Owner’s electrical consultant shall not unreasonably interfere with Tenant’s access to or use of the Additional Space. The Basic Annual Rent (payable with respect to the Additional Space only) shall be appropriately adjusted effective as of the date of any such change in connected load and usage, as disclosed by said survey. In no event, is the originally specified $3.00 per square foot ERIF portion of the Basic Annual Rent (as adjusted by any electricity cost increases of Owner after the Additional Space Commencement Date) to be reduced.

The determination of change in the ERIF by Owner’s consultant shall be binding and conclusive on Owner and on Tenant from and after the delivery of copies of such determination and copies of electrical surveys from said consultant if then available, to Owner and Tenant, unless within thirty (30) days after the delivery of such copies, Tenant disputes such determination. If Tenant disputes the determination, it shall, at its own expense, obtain from a reputable, independent and impartial electrical consultant its own survey of Tenant’s electrical lighting and power load and hours of use thereof, and a determination of such change in the ERIF in accordance with the provisions of this Article 12. Tenant’s consultant and Owner’s electrical consultant then shall seek to agree on a finding of such determination of such change in the ERIF. If they cannot agree, they shall choose a third reputable electrical consultant whose cost shall be shared equally by Owner and Tenant, to make a similar survey, and the determination of such ERIF change by such third electrical consultant shall be controlling. If such parties cannot agree on such third consultant, within ten (10) days, then either party may apply to American Arbitration Association for the appointment of such third consultant.) However, pending such determination, Tenant shall pay to Owner the amount of ERIF as determined by Owner’s electrical consultant, provided, however, if the amount of ERIF determined as aforesaid is different from that determined by Owner’s electrical consultant, then Owner and Tenant shall make adjustment for any deficiency owed by Tenant or overage paid by Tenant.

Notwithstanding the foregoing provisions of this Article, if Tenant disputes Owner’s electrical consultant’s determination, Tenant within twenty (20) days of being informed of the same, shall notify Owner of such dispute. In such event, an independent reputable electrical consultant selected and paid by Tenant shall consult with Owner or its electrical consultant as to said adjustment; if they shall both agree upon the same (after a further survey if necessary, cost to be shared equally between Owner and Tenant, of the value of equipment, fixtures and machinery calculated as provided in this Article) their said agreement shall be binding upon the parties, or if the difference between them is ten (10%) percent or less of the adjustment determined by Owner, then the adjustment determined by Owner shall be binding upon the parties. If Owner or its electrical consultant and Tenant’s consultant cannot agree within the said ten (10%) percent of each other, they shall jointly select a third duly qualified independent, reputable and impartial electrical consultant who shall determine the matter and whose decision shall be binding upon both parties with the same force and effect as if a no-appealable judgment had been entered by a court of competent jurisdiction. If Owner or its electrical consultant and Tenant’s consultant cannot agree upon such a third electrical consultant, the matter shall be submitted to the American Arbitration Association in New York City to be determined in accordance with its rules and regulations and the decision of the arbitrators shall be binding upon the parties with the same force and effect as if a non-appealable judgment had been entered by a court of competent jurisdiction. Any charges of such third consultant or of the American Arbitration Association and all costs and expenses of either shall be borne equally by both parties. When the amount of such increase has been determined, the parties shall execute an agreement supplementary hereto to reflect such adjustment in the ERIF effective from the date determined by such final determination, Tenant shall pay Basic Annual Rent to Owner in accordance with Owner’s adjustment and, if such final determination shall reflect an overpayment by Tenant, Owner shall promptly credit such overpayment.

Anything to the contrary herein notwithstanding, if, during the term hereof, there shall be an increase in the ERIF due to change in Owner’s electric rates or service classification or any other reason set forth above, and that subsequent to such increase a survey conducted pursuant to the terms above evidences that the ERIF should be decreased from the amount then currently being paid by Tenant, such decrease shall applied after such change in the ERIF, so long as the ERIF is never reduced below $3.00 per square foot with respect to the Additional Space.

(ii) Unless required by law or if simultaneously required of all other tenants on the fifteenth (15th) floor of the Building, Owner reserves the right to discontinue furnishing electric energy to Tenant at any time upon ninety (90) days’ written notice to Tenant, and from and after the effective date of such termination, Owner shall no longer be obligated to furnish Tenant with electric energy to the Additional Space, provided, however, that such termination date shall be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company servicing the building. If Owner exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect, (subject to an adjustment in the Basic Annual Rent payable with respect to the Additional Space by reason of Owner’s discontinuance rights set forth below); and thereafter Tenant shall diligently arrange to obtain electric service for the Additional Space directly from the public utility company servicing the building, and may utilize the then existing electric feeders, risers and wiring serving the Additional Space to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load. Owner shall be obligated to pay no part of any cost required for Tenant’s direct electric service. Commencing with the date when Tenant receives such direct service, and as long as Tenant shall continue to receive such service, the Basic Annual Rental rate payable under this Lease solely with respect to the Additional Space shall be reduced by the ERIF then in effect.

Tenant agrees not to connect any additional electrical equipment of any type to the Building electric distribution system, other than lamps, typewriters, PC’s and other normal office machines which consume comparable amounts of electricity, without Owner’s prior written consent, which consent shall not be unreasonably withheld or delayed. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Owner, at the sole cost and expense of Tenant, if, in Owner’s sole judgment, the same are necessary and will not cause permanent damage or injury to the building or the Additional Space, or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repair or expense or interfere with or disturb other tenants or occupants.

(iii)  At Owner’s option, Tenant shall purchase from Owner all lighting tubes, lamps, bulbs and ballasts used in the Additional Space and Tenant shall pay Owner’s commercially reasonable and Building standard reasonable charges for providing and installing same, upon written demand, as additional rent.

(iv)   In no event shall the ERIF be reduced below $3.00 per square foot.

(v)   Any delay or failure of Owner computing or billing for the rent adjustments hereinabove provided, shall not constitute a waiver of or in any way impair the continuing obligation of Tenant to pay such rent adjustments hereunder.”

(j)     Article 28 of the Lease shall be modified so that notices to Owner shall be at its address above stated, Attention: Michael Alter, with a copy to Peter Allen, Esq. c/o Eastgate Realty Corporation, 20th Floor, 410 Park Avenue, New York, New York 10022;

All notices of default to Owner shall simultaneously be sent to:

Robert Corrigan
Vice President
Real Estate Finance Department
H.S.B.C. Bank USA
452 Fifth Avenue
New York, New York 10018

(k)     Article 28 of the Lease shall be further modified so that notice to Tenant shall be sent to the following address:

All notices required to be sent by Owner to Tenant hereunder shall be sent to:

Capital Trust, Inc.
410 Park Avenue

New York, New York 10022
Attention: Mr. John Klopp

And

Capital Trust, Inc.
410 Park Avenue
New York, New York 10022
Attention: Mr. Geoff Gervais

with a simultaneous copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th street
New York, New York 10022
Attention: Stuart Mass, Esq.

(l)            Article 29(D) of the Lease is hereby modified so that with respect to Tenant’s right to install supplementary air-conditioning units in the Demised Premises pursuant to paragraph D of Article 29 of the Lease, Owner hereby waives any initial connection fees but not the annual access charges of $500 per ton, such charge being subject to adjustment as provided in Article 29(D);

(m)           Tenant’s obligation to pay for (a) condenser water consumed in the operation of any supplementary air-conditioning units in the Additional Space and effective as of the Original Premises Extended Term Commencement Date (hereinafter defined) for any additional supplementary air conditioning units installed in the Original Premises and (b) Building overtime air conditioning pursuant to paragraph D(i) of Article 29 shall both be at 75% of the then Building standard rates charged by Owner, as the same may be adjusted from time to time pursuant to said paragraph D and paragraph D(i) of Article 29 of the Lease; and

(n)            Articles 1A(iv), 37, 46, 47 and 48 of the Lease shall not be applicable to the Additional Space.

THIRD:                  Subject to the terms below, Tenant acknowledges that it has inspected the Additional Space and agrees to accept possession thereof on the Additional Space Commencement Date in its “as-is” physical condition as of the date hereof, it being understood and agreed that Owner shall not be obligated to make any improvements, alterations or repairs to the Additional Space; provided, however, Owner shall deliver the Additional Space vacant, broom clean and free of any and all tenancies, and/or occupancies.

FOURTH:               Provided Tenant is not then in default under the terms, covenants and conditions of the Lease beyond the expiration of any applicable notice and/or cure periods, Tenant shall have the right to use and occupy the Additional Space free of Basic Annual Rent only for the first four (4) full months of the Additional Space Term except that Tenant shall pay to Owner the sum of $825.00 per month representing reimbursement for electric current pursuant to Article 12 of the Lease, as amended herein.

Except for the free Basic Annual Rent allowance as herein provided, Tenant shall use and occupy the Additional Space pursuant to all of the other terms, covenants and conditions of the Lease, as amended herein.

FIFTH:                    In consideration of Tenant performing any and all of the work necessary for its occupancy of the Original Premises and the Additional Space and for Tenant completing such work therein, Owner agrees that if Tenant, within a period of twelve (12) months from the Additional Space Commencement Date shall have submitted to Owner (a) a detailed itemization of the leasehold improvements and work performed by Tenant in the Original Premises and the Additional Space exclusive of all soft costs except as hereinafter provided, (b) together with receipted and paid bills, (c) partial and final lien waivers to the effect that there has not been filed with respect to the Building and/or the Original Premises and the Additional Space or any part thereof or upon Tenant’s leasehold interest therein any vendor’s, mechanic’s, laborer’s, materialman’s or other lien which has not been discharged of record or properly bonded, (d) final sign offs from the New York City Building Department or any other department having jurisdiction, and (e) as built plans and specifications, then in all of such events, Owner shall promptly reimburse or cause to be reimbursed to Tenant an amount equal to the lesser of (i) the actual cost of the leasehold improvements and work performed by Tenant in the Original

Premises and the Additional Space i.e. or (ii) THREE HUNDRED TWENTY THOUSAND TWO HUNDRED AND 00/100 ($320,200.00) DOLLARS, representing “Owner’s Contribution” to such work, it being understood and agreed that Owner’s Contribution shall not exceed the sum of THREE HUNDRED TWENTY THOUSAND TWO HUNDRED AND 00/100 ($320,200.00) DOLLARS, and that all costs and expenses in excess of said sum shall be borne solely by Tenant. Notwithstanding the foregoing, Tenant may utilize all or any portion of Owner’s Contribution solely for space planning costs, computer and telecommunications cabling, engineering and architectural fees; furniture, fixtures and equipment (collectively “FF&E”) provided, however, that Owner at Owner’s sole option have the right at any time during the term of this Lease, to either require Tenant to leave all the FF&E in the Original Premises and the Additional Space at the New Expiration Date or sooner termination of the Lease, or to remove same as provided in Article 3 of the Lease.

SIXTH:                  Effective on July 1, 2008 the Lease shall be deemed further amended as follows:

(a)            The Basic Annual Rent payable with respect to the Original Premises shall be ONE MILLION SIXTY NINE THOUSAND SIX HUNDRED FIFTY AND 00/100 ($1,069,650.00) DOLLARS per annum ($89,137.50 per month) for the period from July 1, 2008 through June 30, 2013; and ONE MILLION ONE HUNDRED TWENTY NINE THOUSAND SEVENTY FIVE AND 00/100 ($1,129,075.00) DOLLARS per annum ($94,089.58 per month) for the period from July 1, 2013 and ending on the New Expiration Date i.e. October 31, 2018. Provided Tenant is not then in default under the terms, covenants and conditions of the Lease beyond the expiration of any applicable notice and or cure periods, Tenant shall have the right to use and occupy the Original Premises free of Basic Annual Rent only for the months of July, August, September and October 2008, except that Tenant shall pay the Utility all sums due under Article 12A of the Lease during all of such months. Except for the free Basic Annual Rent allowance as hereinbefore provided, Tenant shall use and occupy the Original Premises pursuant to all other terms, covenants and conditions of the Lease, as amended herein;

(b)            With respect to the Original Premises only, the term “Base Tax Year” (as defined in Subsection (d) of Article 1B(i) of the Lease) shall now mean the amount determined by adding the Taxes imposed during the Tax Years ending June 30, 2008 and June 30, 2009 respectively, and dividing by the number two (2);

(c)    With respect to the Original Premises only, the term “Base Wage Rate” (as defined in subdivision (g) of Article 1B(i) of the Lease) shall now mean the Wage Rate payable for the calendar year ending December 31, 2008;

(d)    With respect to the Original Premises only, the term “Tenant’s Percentage” (as defined in subdivision (a) of Article 1B(i) of the Lease) shall now mean “6.41%”; and

(e)    Articles 1A(iv), 37, 46 and 47 of the Lease shall not be applicable to the extension of the term of the Lease applicable to the Original Premises.

SEVENTH:            Tenant and Owner each represent and warrant to each the other, that it dealt with no broker or agent in connection with this transaction other than Cushman & Wakefield, Inc. (“Broker”). Each party shall indemnify and hold the other harmless from and against any claims, including, without limitation, attorneys’ fees and expenses arising out of a breach by such party of the foregoing representation. Owner shall pay the brokerage commission(s) of the Broker due with respect to this transaction pursuant to separate written agreement(s) between Owner and Broker.

EIGHTH:               Article 34 of the Lease shall be deleted and a new Article 34 inserted in lieu hereof. Tenant shall upon execution of this lease deposit with Owner a letter of credit in the form mandated by paragraph (b) hereof in the sum of $683,325.00 (the “Security) which shall be held by Owner as hereinafter provided

(a)           It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease beyond any applicable notice or cure periods, including, but not limited to, the payment of Basic Annual Rent and additional rent, then, Owner may, without notice, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Basic Annual Rent and additional rent or any other sum as to which Tenant is in default (beyond any applicable notice or cure periods). If Owner applies or retains all or any portion of the Security (whether in cash or Letter of Credit) Tenant shall as a material covenant hereunder immediately upon Owner’s demand restore the amount so applied so that Owner has on deposit the full amount of Security. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this lease, the Security shall be promptly returned to Tenant. In the event of a sale of the land and Building or leasing of the Building, of which the Demised Premises form a part, Owner shall have the right to transfer the Security to the vendee or lessee and Owner shall thereupon be released by Tenant from all liability for the return of such security, provided, however, Owner shall give to Tenant a signed receipt by such vendee or lessee of the Security; and Tenant agrees to look to the new Owner solely for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Owner. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security and that neither Owner nor its successors or assigns shall be hound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Tenant’s Federal Tax I.D. number is 94-6181186.

(b)            The Security shall be in the form of an irrevocable, clean “Evergreen” automatically renewable commercial letter of credit in the amount of $683,325.00 (the “Letter”) the form of which shall be substantially as shown on Exhibit B annexed hereto and made a part hereof, issued by a bank which is authorized by the State of New York to conduct banking business in New York State and is a member of the New York Clearing House Association and which shall provide that it shall be fully transferable by Owner with any transfer fee paid by Tenant, and which shall also provide for presentation and payment in the City of New York, which shall permit Owner (a) to draw thereon up to the full amount of the credit evidenced thereby (but partial drawings shall be permitted) in the event of any default by Tenant in the terms, provisions, covenants or conditions of this Lease beyond the expiration of any applicable grace, notice and/or cure periods or (b) to draw the full amount thereof to be held as cash security pursuant to Article hereof if for any reason the Letter is not renewed within sixty (60) days prior to its expiration date. The Letter (and each renewal thereof) shall (i) be for a term of not less than one (1) year (except that the last Letter shall be for a term expiring forty-five (45) days after the Expiration Date), (ii) expressly provide for the issuing bank to notify Owner in writing not less than sixty (60) days prior to its expiration as to its renewal or non-renewal, as the case may be, and (iii) if not so renewed each year (or later period of expiration) shall be immediately available for Owner to draw up to the full amount of such credit (to be held as cash security). Not less than forty-five (45) days prior to the expiration date of each Letter (and every renewal thereof), Tenant shall deliver to Owner a renewal or new Letter subject to all of the conditions aforesaid, all to the intent and purposes, that a Letter in the sum of $683,325.00 shall be in effect during the entire term of this lease. The Letter shall specifically provide that any transfer fees shall be payable by Tenant. Failure by Tenant to comply with the provisions of this Article shall be deemed a material default hereunder entitling Owner to exercise any and all remedies as provided in this Lease for default in the payment of fixed rent and, to draw on the existing Letter up to its full amount.

(c)            Simultaneously with Tenant’s delivery of the Letter, Owner will refund to Tenant its existing security in the sum of $380,000.00.

NINTH:

A.    For purposes hereof, the term “First Offer Space” shall mean that portion of the fifteenth (15th) floor of the Building presently designated as Suite 1530 and presently occupied by Manhattan Business Center, Inc. (“MBC”) with a term to expire on December 31, 2009.

B.    Provided that (a) Tenant is not then in default under any of the terms, covenants and conditions of this Lease after the expiration of all applicable grace, notice and/or cure periods, (b) Tenant or any “related corporation” or “successor corporation” (as defined in paragraphs F and G of Article 11 of the Lease) is in actual occupancy of no less than one hundred (100%) percent of the rentable area of the Original Premises and Additional Space and any first offer space that Tenant may have leased pursuant to Articles Ninth or Tenth or otherwise, i.e., Tenant has not assigned its interest in the lease or sublet all or any portion of the space it leases as aforesaid) then in both of such events, Owner agrees that at least ten (10) days before Owner executes a lease or other occupancy agreement with any third party or any third party having any prior rights with respect to all or a portion of the First Offer Space, or any existing tenant in the Building then occupying or intending to occupy space in the Building greater in area than the space to be leased to Tenant pursuant to the terms of the Lease as amended herein) for all or any portion of the First Offer Space, Owner will first offer to lease the First Offer Space (subject to Article 24 of the Lease) to Tenant upon such terms, covenants and conditions as Owner by written notice (the “First Offer Notice”) given to Tenant as provided in the next paragraph.

The First Offer Notice shall specify Owner’s good faith determination of (a) the Basic Annual Rent payable for the First Offer Space (the “First Offer Space Basic Annual Rent”) which shall be based upon the fair market value of the First Offer Space as determined by Owner (b) the date or anticipated date that the First Offer Space shall become available for possession (c) the description of the First Offer Space (the “First Offer Space Area”) including a floor plan (d) the term that Owner is willing to lease the First Offer Space for which shall not extend beyond the Extended Term Expiration Date (so that such space is coterminous with the space leased to Tenant under the Lease, as amended herein) and (e) such other economic terms as Owner is willing to lease the First Offer Space for.

Upon the rendition of the First Offer Notice, such notice shall be deemed a one-time only offer by Owner to Tenant to lease all and not less than all of the First Offer Space identified in the First Offer Notice at the First Offer Space Basic Annual Rent. The First Offer Space shall be leased to Tenant (i) “as is”, unless otherwise specified in the First Offer Notice, in the condition in which the same shall be upon the First Offer Space effective date but otherwise vacant and broom clean, (ii) Tenant shall not be entitled to any abatement, reduction of rent, or construction allowance by reason of such condition, (iii) Owner shall not be obligated to do any work or alteration for Tenant in the First Offer Space and (iv) otherwise upon the terms and conditions set forth in this Article. The parties hereto agree that in no event shall the First Offer Space Area constitute or imply any representation or warranty by Owner as the actual size of the First Offer Space.

Tenant shall, within ten (10) days after receipt of the First Offer Notice (time being of the essence), notify Owner as to whether Tenant accepts all of the terms set forth in the First Offer Notice and, if Tenant shall elect to accept the First Offer Notice, Tenant shall execute and deliver to Owner, within ten (10) days after Tenant’s receipt thereof, an additional space agreement (the “First Offer Agreement”), in form and substance satisfactory to Owner and Owner’s counsel and reasonably satisfactory to Tenant and its counsel, wherein the First Offer Space referred to in the First Offer Notice shall be added to the Demised Premises upon all of the terms set forth in the First Offer Notice. Owner shall be free, if Tenant does not accept the First Offer Notice or does not execute the First Offer Agreement within the period provided for herein to lease all or any portion of the First Offer on any terms Owner may desire, whether more favorable than that set forth in the First Offer Notice or not.  If Tenant (x) declines the First Offer Notice or (y) fails to reply to the First Offer Notice within said first ten (10) day period or (z) fails to execute and deliver the First Offer Agreement within said second ten (10) day period, Tenant shall thereafter have no further rights with respect to the leasing of all or any portion of the First Offer Space.

C.    The rights granted to Tenant hereunder are personal to Tenant named herein and shall not be exercisable by any party other than Tenant, other than of related corporations or successors corporations as aforesaid.

TENTH:

A.    For purposes hereof, the term “Second Offer Space” shall mean that portion of the fifteenth (15th) floor of the Building presently designated as Suite 1520 and presently occupied by Wyser-Pratte, Inc. (“Wyser”) for a term to expire on February 28, 2012.

B.    Provided that (a) Tenant is not then in default under any of the terms, covenants and conditions of this Lease after the expiration of all applicable grace, notice and/or cure periods, (b) Tenant or any related corporation or successor corporation (as defined in paragraphs F and G of Article 11 of the Lease) is in actual occupancy of no less than one hundred (100%) percent of the rentable area of the Original Premises and Additional Space and any first offer space that Tenant may have leased pursuant to Articles Ninth or Tenth or otherwise, i.e., Tenant has not assigned its interest in the lease or sublet all or any portion of the space it leases as aforesaid) then in both of such events, Owner agrees that at least ten (10) days before Owner executes a lease or other occupancy agreement with any third party (other than any existing tenant(s) including Wyser or any other occupant(s) of the Second Offer Space or any third party having any prior rights with respect to all or a portion of the Second Offer Space, or any existing tenant in the Building then occupying or intending to occupy space in the Building greater in area than the space to be leased to Tenant pursuant to the terms of the Lease as amended herein) for all or any portion of the Second Offer Space, Owner will first offer to lease such space (subject to Article 24 of the Lease) to Tenant upon such terms, covenants and conditions as Owner by written notice (the “Second Offer Notice”) given to Tenant as provided in the next paragraph.

The Second Offer Notice shall specify Owner’s good faith determination of (a) the Basic Annual Rent payable for the Second Offer Space (the “Second Offer Space Basic Annual Rent”) which shall be based upon the fair market value of the Second Offer Space as determined by Owner (b) the date or anticipated date that the Second Offer Space shall become available for possession (c) the description of the Second Offer Space (the “Second Offer Space Area”) including a floor plan (d) the term that Owner is willing to lease the Second Offer Space which shall not extend beyond the Extended Term Expiration Date (so that such space is coterminous with the space leased to Tenant under the Lease, as amended herein) and (e) such other economic terms as Owner is willing to lease the Second Offer Space.

Upon the rendition of the Second Offer Notice, such notice shall be deemed a one-time only offer by Owner to Tenant to lease all and not less than all of the Second Offer Space identified in the Second Offer Space Notice at a Basic Annual Rent equal to the Second Offer Space Basic Annual Rent. The Second Offer Space shall be leased to Tenant (i) “as is”, unless otherwise specified in the Second Offer Notice, in the condition in which the same shall be upon the Second Offer Space effective date but otherwise vacant and broom clean, (ii) Tenant shall not be entitled to any abatement, reduction of rent, or construction allowance by reason of such condition, (iii) Owner shall not be obligated to do any work or alteration for Tenant in the Second Offer Space and (iv) otherwise upon the terms and conditions set forth in this Article. The parties hereto agree that in no event shall the Second Offer Space Area constitute or imply any representation or warranty by Owner as the actual size of the Second Offer Space.

Tenant shall, within ten (10) days after receipt of the Second Offer Space Notice (time being of the essence), notify Owner as to whether Tenant accepts all of the terms set forth in the Second Offer Space Notice and, if Tenant shall elect to accept the Second Offer Space Notice, Tenant shall execute and deliver to Owner, within ten (10) days after Tenant’s receipt thereof, an additional space agreement “Second Offer Space Agreement”), in form and substance satisfactory to Owner and Owner’s counsel and reasonably satisfactory to Tenant and its counsel, wherein the Second Offer Space referred to in the Second Offer Space Notice shall be added to the demised premises upon all of the terms set forth in the Second Offer Space Notice. Owner shall be free, if Tenant does not accept the Second Offer Space Notice or does not execute the Second Offer Space Agreement within the period provided for herein to lease all or any portion of the Second Offer Space on any terms Owner may desire, whether more favorable than that set forth in the Second Offer Space Notice or not. If Tenant (x) declines the Second Offer Space Notice or (y) fails to reply to the Second Offer Space Notice within said first ten (10) day period or (z) fails to execute and deliver the Second Offer Space Agreement within said second ten (10) day period, Tenant shall thereafter have no further rights with respect to the leasing of all or any portion of the Second Offer Space.

C.            The rights granted to Tenant hereunder are personal to Tenant named herein and shall not be exercisable by any party other than Tenant, other than of related corporations or successors corporations as aforesaid.

ELEVENTH:

A.            The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

B.            This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

C.            Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

D.            If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

E.            This Agreement shall be governed in all respects by the laws of the State of New York.

F.            This Agreement may be executed in one or more counterparts each of which when taken together, shall constitute one and the same instrument.

TWELFTH:          The terms and provisions of this Additional Space, Lease Extension and First Lease Modification Agreement are subject to the approval of the Building’s lender of the terms contained herein.

THIRTEENTH:    Except to the extent modified and amended by the foregoing, the Lease is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

OWNER:
410 PARK AVENUE ASSOCIATES, L.P.
By: 410 PARK AVENUE GENPAR CORP.,
Its general partner

By:	/s/ [illegible]
Name:
Title:

TENANT:
CAPITAL TRUST, INC.

By:	/s/ John R. Klopp
Name:
Title:

EXHIBIT A

FLOOR PLAN

[GRAPHIC OMITTED]

EXHIBIT B

FORM OF LETTER OF CREDlT

[SPECIMEN LETTER OF CREDIT OMITTED]

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